Exhibit 12.1
Schedule of Ratio of Earnings to Fixed Charges
(in thousands of U.S. dollars, except ratio data)

	Predecessor
	Year ended December 31,
	2000	2001	2002	2003	2004
Income before income taxes and minority interest	$42,678	$100,705	$46,917	$(16,370)	$(4,101)

Equity Method	19	915	(1,269)	(282)	(41)

Interest expenses on indebtedness	94,105	81,611	93,705	103,818	102,706

Amortization of capitalized interest	9,232	4,431	4,207	6,413	6,994

Portion of rents representative of an appropriate interest factor	12,923	17,889	18,421	18,791	18,015

Income before income taxes and minority interest Adjusted	$158,957	$205,551	$163,847	$112,370	$123,573

Fixed charges:

Interest expenses on indebtedness	$94,105	$81,611	$93,705	$103,818	$102,706

Amortization of capitalized interest	9,232	4,431	4,207	6,413	6,994

Portion of rents representative of an appropriate interest factor (1)	12,923	17,889	18,421	18,791	18,015

Total fixed charges	$116,260	$103,931	$118,199	$129,022	$127,715

Ratio of earnings to fixed charges	1.4	2.0	1.4	N/A *	1.0

*	For 2003, our earning were insufficient to cover fixed charges by $16.6 million.

(1)	Rents represent one-third of rents expense.

			Three Months	Six Months
	Nine Months Ended		Ended	Ended
	September 30,	September 30,	March 31,	September 30,
	2004	2005	2005	2005
	Predecessor	Successor	Predecessor	Successor
	(Unaudited)
Income (loss) before income taxes and minority interest	$(6,228)	$87,229	$(505)	$87,734

Equity Method	437	(1,910)	—	(1,910)

VAT/PUT Settlement	—	(141,035)	—	(141,035)

Loss on sale of Mexrail’s shares	12,221	—	—	—

Interest expenses on indebtedness	77,033	71,406	25,616	45,790

Amortization of capitalized interest	4,948	5,641	1,614	4,027

Portion of rents representative of an appropriate interest factor	13,364	14,489	4,843	9,646

Income before income taxes and minority interest Adjusted	$101,775	$35,820	$31,568	$4,252

Fixed charges:

Interest expenses on indebtedness	$77,033	$71,406	$25,616	$45,790

Amortization of capitalized Interest	4,948	5,641	1,614	4,027

Portion of rents representative of an appropriate interest factor (1)	13,364	14,489	4,843	9,646

Total fixed charges	$95,345	$91,536	$32,073	$59,463

Ratio of earnings to fixed charges	1.1	N/A *	1.0	N/A *
ratio of earnings to fixed charges con mexrail SEP 05 vs 0423/11/2005